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                                                                    Exhibit 16.1

April 15, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 11, 2002 of Onyx Software Corporation and are in agreement with the statements contained in the first and second sentences of paragraph one, paragraph two, paragraph three and paragraph five on page 1 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



                                       Ernst & Young LLP